Exhibit 99.1

Tredegar Corporation        Contact:
Corporate Communications        Neill Bellamy
1100 Boulders Parkway        Phone: 804/330-1211
Richmond, Virginia 23225        Fax: 804/330-1777
E-mail: invest@tredegar.com        E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com
FOR IMMEDIATE RELEASE

TREDEGAR CORPORATION ANNOUNCES JOHN D. GOTTWALD ELECTED AS CEO
Mary Jane Hellyar Retiring as Tredegar Film Products President

RICHMOND, Va., Aug 19, 2015 - The board of directors of Tredegar Corporation (NYSE:TG) announced that effective immediately it has elected John D. Gottwald as president and CEO. Mr. Gottwald has been serving as interim president and CEO since June 26 of this year and previously served in this role for seventeen years.
“The key leaders of the company approached John and requested that he consider serving as CEO through the next 18 to 24 months, which the board supports. We are very pleased to announce that he has agreed to accept the role,” said William M. Gottwald, chairman of the board, Tredegar Corporation. “John’s deep knowledge of our businesses and our customers’ needs, as well as his steady leadership and strategic insight, will guide us in our continuous drive to improve the value that we provide to customers and the results on our global investments.”
The company also announced that Mary Jane Hellyar, who has served as president of Tredegar Film Products and corporate vice president since September 2012, has decided to retire from Tredegar as of November 13, 2015. Business unit leaders in Film Products will now report directly to Mr. Gottwald. “I want to thank Mary Jane for her important contributions to the Films organization. She has been very flexible and gracious in setting her retirement date to help us with transitional issues,” said John Gottwald. “Her thoughtful and energetic leadership has driven many significant improvements. We wish her a long and healthy retirement.”

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TREDEGAR CORPORATION ANNOUNCES JOHN D. GOTTWALD ELECTED AS CEO,

About Tredegar Corporation
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2014 sales of $952 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Safe Harbor Statement
Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Tredegar’s current expectations and projections about future events and generally relate to Tredegar’s plans, objectives and expectations for the development of its business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. For a discussion of the risks and uncertainties, and other important factors, any of which could cause Tredegar’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as discussions of potential risks, uncertainties, and other important factors in Tredegar’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Tredegar undertakes no duty to update this information unless required by law.

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